Exhibit (h)(2)(viii)

AMENDED SCHEDULE A

DATED April 27, 2026

to

EXPENSE LIMITATION AGREEMENT

DATED July 13, 2020

Between

WAYCROSS INDEPENDENT TRUST

And

WAYCROSS PARTNERS, LLC

Fund Name	Maximum Operating Expense Limit*	Termination Date
Waycross Managed Risk Equity Fund	1.70%	June 30, 2027
Waycross Focused Core Equity Fund	0.69%	June 30, 2027

* Expressed as a percentage of a Fund’s average daily net assets. This amount is exclusive of brokerage costs, taxes, interest, borrowing costs such as interest and dividend expenses on securities sold short, costs to organize the Fund, Acquired Fund fees and expenses, and extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business.

In Witness Whereof, the parties hereto have executed this Amended Schedule A as of the date first above written.

Waycross Independent Trust	Waycross Partners, LLC
By: /s/ Matthew Bevin	By: /s/ Christopher Greco

Name: Matthew Bevin	Name: Christopher Greco

Title: President	Title: CEO